Exhibit 8.1

Subsidiaries of registrant*

Name of Subsidiary	Jurisdiction of Incorporation
Ascentage Pharma Group Corp Limited	Hong Kong
Jiangsu Ascentage Pharma Co., Limited	People’s Republic of China
Guangzhou Healthquest Pharma Co., Ltd.	People’s Republic of China
Ascentage International Limited	Hong Kong
Ascentage Pharma Group Inc.	United States
Shanghai Yasheng Pharmaceutical Technology Co., Ltd.	People’s Republic of China
Ascentage Pharma Pty. Ltd.	Australia
Suzhou Ascentage Pharma Co., Ltd.	People’s Republic of China
Ascentage Investment International	Cayman Islands
Ascentage Investment Limited	Hong Kong
Suzhou Ascentage Grains Valley Venture Capital Co., Ltd.	People’s Republic of China
Shanghai UUBiopharma Co., Ltd.	People’s Republic of China
Ascentage Pharma Europe Limited	Ireland
Shanghai Centagen Pharma Co., Ltd.	People’s Republic of China
Suzhou Shenghe Innovation Works Biotech Co., Ltd.	People’s Republic of China
Suzhou Gsun No. 8 Equity Investment Partnership (Limited Partnership)	People’s Republic of China
Suzhou Shenghe Innovation Space Development Co., Ltd.	People’s Republic of China

*	The English names of the companies registered in the People’s Republic of China represent the best efforts made by the management of the registrant in directly translating the Chinese names of these companies as no English names have been registered.